Exhibit 23(c)

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Entergy Louisiana, Inc. on Form S-3 of our reports dated March 9, 2004 (which reports express an unqualified opinion and include an explanatory paragraph regarding the changes in 2003 in the method of accounting for asset retirement obligations and for consolidation of variable interest entities), appearing in the Annual Report on Form 10-K of Entergy Louisiana, Inc. for the year ended December 31, 2003 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche

New Orleans, Louisiana
April 2, 2004